UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway San Jose, California		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 12, 2017, Western Digital Corporation (“Western Digital”) announced a settlement with Toshiba Corporation (“Toshiba”) resolving the previously disclosed litigation and arbitration proceedings (the “Proceedings”) related to the transfer by Toshiba of its interests in the NAND flash memory joint ventures with certain of Western Digital’s SanDisk subsidiaries to its subsidiary, Toshiba Memory Corporation (“TMC”), and the proposed sale of TMC to a consortium of investors led by Bain Capital (as defined below) (the “Bain Consortium”). In addition to the settlement with Toshiba, Western Digital entered into a settlement agreement with Bain Capital and certain other agreements with TMC related to the operation of the joint ventures.

Y6 Facility Agreement

In connection with the settlement with Toshiba, on December 12, 2017, Western Digital entered into a Y6 Facility Agreement (the “Y6 Facility Agreement”) by and among Western Digital, SanDisk LLC, SanDisk (Cayman) Limited, SanDisk (Ireland) Limited, SanDisk Flash B.V. (together, “SanDisk”), Flash Partners, Ltd. (“FPL”), Flash Alliance, Ltd. (“FAL”), Flash Forward Ltd. (“FFL”, together with FPL and FAL, the “Joint Ventures”) and TMC, setting forth their agreement regarding the construction and operation of a new 300-millimeter wafer fabrication facility in Yokkaichi, Japan, referred to as “Fab 6”. The primary purpose of Fab 6, which is located adjacent to the fabrication facilities in Yokkaichi currently utilized by the Joint Ventures (together with Fab 6, the “Yokkaichi Facility”), is to provide cleanroom space to continue the transition of the parties’ existing 2D NAND manufacturing capacity to BiCS 3D NAND manufacturing capacity. The Y6 Facility Agreement establishes terms for the manufacture of NAND in Fab 6 and amends the existing agreements governing the Joint Ventures to provide for their use of Fab 6.

TMC owns and is funding the construction of Fab 6. The shell is being built in two phases of substantially similar size, and the cleanroom within each such phase is being built in two phases of substantially similar size (i.e., a total of four phases). As previously announced by TMC, TMC has already begun and will continue to unilaterally implement an initial investment in NAND manufacturing equipment to be installed in Fab 6 (“Phase I”). As TMC is implementing Phase I on its standalone capacity at the Yokkaichi Facility, TMC will exclusively receive the output associated with Phase I. Western Digital will participate through the Joint Ventures from the subsequent equipment investment for Fab 6 (“Phase II”) and will receive output associated with Phase II beginning in the second half of calendar 2018.

Under the Y6 Facility Agreement, Western Digital is committed to fund 50% of Fab 6’s start-up costs, as well as 50% of the Joint Ventures’ portion of Phase II. Western Digital’s share of the initial commitment is expected to be approximately $950 million, mostly for equipment investments and some start-up costs to be incurred primarily through calendar 2018. Western Digital is also required under the Y6 Facility Agreement to prepay approximately $60 million in January 2018 toward the Fab 6 building depreciation, to be credited against future wafer charges. Western Digital expects to fund its portion of the initial commitment and building depreciation prepayment with cash on hand as well as through other financing sources. Beyond Phase II, each of TMC and Western Digital has some flexibility as to the extent and timing of its participation in any BiCS 3D NAND transitions or capacity expansions using Fab 6.

Additionally, Western Digital and TMC intend to enter into definitive agreements in due course applicable to Western Digital’s participation in TMC’s wafer fabrication facility to be constructed in Iwate, Japan (the “Iwate Facility”). Under the Y6 Facility Agreement, TMC and Western Digital have agreed that Western Digital’s participation in the manufacture of BiCS 3D NAND at the Iwate Facility shall be on terms substantially similar to the terms that apply to the manufacture of BiCS 3D NAND at the Yokkaichi Facility subject to certain conditions, including with respect to Western Digital’s and TMC’s respective levels of investment at the Iwate Facility.

In connection with their entry into the Y6 Facility Agreement, Western Digital, SanDisk and TMC have also agreed to, among other things, (i) extend their joint research and development activities at the Yokkaichi Facility to Fab 6 and (ii) mutually contribute to, and indemnify each other and the Joint Ventures for, certain environmental remediation costs or liabilities resulting from Fab 6’s operations.

Settlement Agreements

On December 12, 2017, Western Digital entered into a Confidential Settlement and Mutual Release Agreement (the “Toshiba Settlement Agreement”) by and among Western Digital, SanDisk, Toshiba and TMC. Under the Toshiba Settlement Agreement, the parties agreed to withdraw and seek dismissal of the Proceedings and mutually release each other from all claims relating to, among other things, (i) the transfer of Toshiba’s equity interests in the Joint Ventures to TMC, (ii) Toshiba’s restrictions on Western Digital’s access to shared databases and networks relating to the Joint Ventures and refusal to ship certain engineering wafers and samples to SanDisk’s affiliates (the “Access Restrictions”), (iii) TMC’s decision to invest unilaterally in Phase I of Fab 6 and (iv) the sale of TMC to K.K. Pangea, a Japanese corporation (“Pangea”) that will be owned, as of the closing of the sale, by certain members of the Bain Consortium (the “TMC Sale”). In addition, Western Digital and SanDisk agreed to consent to the transfer of Toshiba’s interests in the Joint Ventures to TMC, the assignment of all agreements relating to the Joint Ventures by Toshiba to TMC and the sale of TMC to K.K. Pangea, which will be owned, as of the closing of the sale, by certain members of the Bain Consortium. Toshiba and TMC have agreed to end the Access Restrictions. For a period of three years following the closing of the TMC sale (the “Restricted Period”), Western Digital’s consent shall be required for any issuance or transfer of equity securities, voting rights or control in TMC by TMC, Toshiba, Bain Capital or their respective affiliates to certain restricted parties (each, a “Restricted Party”), subject to certain limited exceptions. These transfer restrictions would terminate in the event that a Restricted Party acquires or controls Western Digital or if the TMC Sale does not close (subject to reinstatement if TMC later consummates certain transactions with Bain Capital). The Toshiba Settlement Agreement also terminated the Transition Agreement by and between SanDisk LLC, SanDisk Flash B.V. and Toshiba, dated as of July 13, 2010, under which Toshiba had the option to purchase SanDisk’s interests in FFL upon a change of control of SanDisk resulting in control of SanDisk by certain designated companies.

On December 12, 2017, Western Digital and SanDisk also entered into a Confidential Settlement Agreement and Mutual Release (the “Bain Settlement Agreement” and, together with the Toshiba Settlement Agreement, the “Settlement Agreements”) with Bain Capital Private Equity, L.P., BCPE Pangea Cayman, L.P., BCPE Pangea Cayman2, Ltd., Bain Capital Fund XII, L.P., Bain Capital Asia Fund III, L.P. and Pangea (together, “Bain Capital”) on terms substantially similar to the terms of the Toshiba Settlement Agreement, subject to certain transfer restrictions on Bain Capital.

Extension of Joint Venture Agreement

In connection with the settlement with Toshiba, on December 12, 2017, Western Digital also entered into an FAL Commitment and Extension Agreement (the “FAL Extension Agreement”) by and among Western Digital, SanDisk LLC, SanDisk (Ireland) Limited and TMC, under which the parties thereto extended the term of FAL to December 31, 2029. Western Digital, TMC and the applicable SanDisk entities also extended the term of FFL to December 31, 2027. The term of FPL was previously extended to December 31, 2029.

The foregoing description of the Y6 Facility Agreement, the Settlement Agreements and the FAL Extension Agreement is not intended to be complete and is qualified in its entirety by reference to the text of these agreements, which Western Digital intends to file as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending December 29, 2017.

Item 7.01.	Regulation FD Disclosure

On December 12, 2017, Western Digital and Toshiba issued a joint press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The press release is furnished and not filed, pursuant to Instruction B.2 of Form 8-K.

Item 8.01.	Other Events

In connection with the settlement with Toshiba, Western Digital agreed to abide by the existing agreements governing the Joint Ventures as if it were SanDisk under the agreements. In addition, in the event that SanDisk fails to satisfy any payment obligation under the existing agreements governing the Joint Ventures, Western Digital agreed to satisfy such payment obligation.

Western Digital and TMC also agreed to continue technical collaborative activities, including development activities for the process, device and design of Joint Venture products, in a manner comparable to that of practices between Toshiba and SanDisk prior to Western Digital’s acquisition of SanDisk.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Joint Press Release of Western Digital Corporation and Toshiba Corporation, dated December 12, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation

Date: December 12, 2017	By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer
and Secretary